ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Filed in the office of	Document Number
/s/ Ross Miller	20070046886-21
Ross Miller	Filing Date and Time
Secretary of State	01/23/2007 12:30 PM
State of Nevada	Entity Number
C13508-1997

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporation

1. Name of corporation:

Stage Stores, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:

50,000,000 shares of common stock, par value $.01 per share

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

64,603,404 shares of common stock, par value $.01 per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

Three-for-Two (One and One Half -for- One)

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares resulting from the stock split will be paid in cash in lieu of issuing fractional shares. The percentage of outstanding shares affected thereby is less that .001% (approximately 150 shares).

7. Effective date of filing (optional):	1/23/07
(must not be less than 90 days after the certificate is filed)

8. Officer Signature:	/s/ Michael E. McCreery	Executive Vice President
	Signature	Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filling to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.209 2007 Revised 01/01/2007